Exhibit 10.22
AMENDMENT NO. 2 TO THE
MEDICIS PHARMACEUTICAL CORPORATION
1998 STOCK OPTION PLAN
     This Amendment No. 1 (this “Amendment”) to the Medicis Pharmaceutical Corporation 1998 Stock Option Plan (the “1998 Plan”) is adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company), effective as of September 30, 2005.
RECITALS
     A. The Board of Directors of the Company desires to amend the 1998 Plan to provide that each Outside Director shall be granted a Non-ISO to purchase 15,000 shares of Stock on the last business days of each September during the term of the 1998 Plan.
     B. Pursuant to Section 15 of the 1998 Plan, the Board of Directors of the Company has the authority to amend the 1998 Plan, subject to certain limitations.
AMENDMENT
     1. Effective with respect to all grants made to Outside Directors on or after September 30, 2005, Section 7.3 of the 1998 Plan is hereby amended to read in its entirety as follows:
     “7.3 Grants of Non-ISOs to Outside Directors. (a) On the last business day of each September during the term of this Plan each then Outside Director shall be granted; without any further action on the part of the Committee, a Non-ISO hereunder to purchase 15,000 shares of Stock at the Fair Market Value of such Stock on the date of grant. If an Outside Director is first elected a director before or after, but not on, the last business day of September, upon such election, such Outside Director shall be automatically granted a non-qualified option to purchase 1,250 shares of Class A Common Stock for each full month remaining until the last business day in September following the date of the Outside Director’s election. Each such Option shall be exercisable in whole or in part one year after the date of grant, provided that such Outside Director has continued as an Outside Director for one year (or until his or her date of death, if earlier), and shall remain exercisable until the tenth anniversary of the date such Option is granted. The aforementioned grants of options to Outside Directors shall be in lieu of any and all further grants of options to Outside Directors after the last business day of September 1998 pursuant to the Medicis Pharmaceutical Corporation 1988 Stock Option Plan, the Medicis Pharmaceutical Corporation 1990 Stock Option Plan, the Medicis Pharmaceutical Corporation 1992 Stock Option Plan, the Medicis Pharmaceutical Corporation 1995 Stock Option Plan, or the Medicis Pharmaceutical Corporation 1996 Stock Option Plan. In all respects, a Non-ISO grant to an Outside Director hereunder shall conform to the terms and conditions of a Non-ISO under this Plan and, except as otherwise permitted with respect to Outside Directors who are Key Consultants or as otherwise provided in Section 7.4(b), Outside Directors shall only be eligible to receive options under this Plan as provided in this Section 7.3(a).”
     2. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed thereto in the 1998 Plan.
     3. Except as otherwise expressly set forth in this Amendment, the 1998 Plan shall remain in full force and effect in accordance with its terms.

     4. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Arizona applicable to agreements made and to be performed wholly within the State of Arizona.

     I hereby certify that this Amendment was duly adopted by the Board on September 30, 2005.
     Executed this 30th day of September, 2005.

MEDICIS PHARMACEUTICAL CORPORATION

/s/ MARK A. PRYGOCKI, SR.

Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer,
Corporate Secretary and Treasurer